Exhibit (a)(2)

BABSON CAPITAL GLOBAL SHORT DURATION H.IGH YIELD FUND

Written Consent of Trustees
Amendment to Agreement and Declaration of Trust
July 18, 2016

The undersigned, constituting a majority of the Trustees of Babson Capital Global Short Duration High Yield Fund (the "Trust''), a Massachusetts business trust formed to carry on the business of an investment company pursuant to an Amended and Restated Agreement and Declaration of Trust dated October 17, 2012, as amended from time to time (the “Declaration of Trust”):

(a)
Pursuant to Section 7(a) of the Declaration of Trust, do hereby amend Section 1 of the Declaration of Trust, effective as of the close of business on September 9, 2016, by changing the name of the Trust from ''Babson Capital Global Short Duration High Yield .Fund'' to “Barings Global Short Duration High Yield Fund," and

(b)
Do hereby authorize the filing of the Declaration of Trust as so amended with the Secretary of the Commonwealth of Massachusetts and the Clerk of the City of Boston, Massachusetts.

/s/ Thomas W. Bunn	/s/ Bernard A. Harris, Jr.
Thomas W. Bunn	Bernard A. Harris, Jr.

/s/ Rodney J. Dillman	/s/ Thomas W. Okel
Rodney J. Dillman	Thomas W. Okel

/s/ Thomas M. Finke	/s/ Martin A. Sumichrast
Thomas M. Finke	Martin A. Sumichrast

THE COMMONWEALTH OF MASSACHUSETTS

I hereby certify that, upon examination of this document, duly submitted to me, it appears that the provisions of the General Laws relative to corporations have been complied with, and I hereby approve said articles; and the filing fee having been paid, said articles are deemed to have been filed with me on:

September 01, 2016 11:23 AM

/s/ William Francis Galvin
WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth